                                                                      EXHIBIT 11

                      COLUMBIA/HCA HEALTHCARE CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
          FOR THE QUARTERS AND SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                               QUARTER          SIX MONTHS
                                          -----------------  -----------------
                                            1996     1995      1996     1995
                                          -------- --------  -------- --------
PRIMARY EARNINGS PER SHARE:
Earnings (loss):
 Income before extraordinary charges..... $    364 $     78  $    780 $    436
 Extraordinary charges on extinguishments
  of debt, net of income tax benefits....       -       (96)       -       (96)
                                          -------- --------  -------- --------
    Net income (loss).................... $    364 $    (18) $    780 $    340
                                          ======== ========  ======== ========
Shares used in the computation (000):
 Weighted average shares outstanding.....  447,564  442,768   447,246  442,628
 Dilutive effect of common stock
  equivalents............................    4,419    4,902     4,762    4,930
                                          -------- --------  -------- --------
   Shares used in computing earnings per
    share................................  451,983  447,670   452,008  447,558
                                          ======== ========  ======== ========
Primary earnings per share:
 Income before extraordinary charges..... $    .81 $    .17  $   1.73 $    .97
 Extraordinary charges on extinguishments
  of debt................................       -      (.21)       -      (.21)
                                          -------- --------  -------- --------
    Net income (loss).................... $    .81 $   (.04) $   1.73 $    .76
                                          ======== ========  ======== ========
FULLY DILUTED EARNINGS PER SHARE:
Earnings (loss):
 Income before extraordinary charges..... $    364 $     78  $    780 $    436
 Extraordinary charges on extinguishments
  of debt, net of income tax benefits....       -       (96)       -       (96)
                                          -------- --------  -------- --------
    Net income (loss).................... $    364 $    (18) $    780 $    340
                                          ======== ========  ======== ========
Shares used in the computation (000):
 Weighted average shares outstanding.....  447,564  442,768   447,246  442,628
 Dilutive effect of common stock
  equivalents............................    4,512    5,159     4,945    5,416
                                          -------- --------  -------- --------
   Shares used in computing earnings per
    share ...............................  452,076  447,927   452,191  448,044
                                          ======== ========  ======== ========
Fully diluted earnings per share:
 Income before extraordinary charges..... $    .81 $    .17  $   1.73 $    .97
 Extraordinary charges on extinguishments
  of debt................................       -      (.21)       -      (.21)
                                          -------- --------  -------- --------
    Net income (loss).................... $    .81 $   (.04) $   1.73 $    .76
                                          ======== ========  ======== ========

                                       18